Exhibit 99.1

      ASTORIA FINANCIAL CORPORATION REQUESTS COURT TO GRANT JUDGMENT FOR
                $594 MILLION FROM U.S. FOR BREACH OF CONTRACT

    LAKE SUCCESS, N.Y., July 11 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF) ("the Company") announced that in its closing argument before United States Court of Federal Claims Judge Charles F. Lettow on July 7, 2005, it asked for damages totaling $594 million from the U.S. government for breach of contract in connection with a 1983 Assistance Agreement ("the Agreement") between the Long Island Savings Bank ("LISB") and the Federal Savings and Loan Insurance Corporation ("FSLIC") pursuant to which LISB acquired a failing thrift. The acquisition was a product of the savings-and-loan crisis of the 1980's during which time the U.S. government encouraged the acquisition of struggling thrift institutions by healthier institutions, thereby sparing the government the cost of liquidating the failing institutions. The Assistance Agreement provided for, among other things, the inclusion of supervisory goodwill, i.e. the difference between the value of the acquired assets less the acquired liabilities, as an asset to be included in regulatory capital and amortized over forty years. The lawsuit, The Long Island Savings Bank, FSB, et al. vs. The United States, Docket No. 92-517-C, commenced in 1989 when Congress eliminated unamortized supervisory goodwill as a component of regulatory capital which resulted in LISB writing off approximately $500 million of supervisory goodwill. LISB was subsequently acquired by Astoria Financial Corporation in 1998. No assurance can be given as to the timing or content of the Court's decision or the ultimate outcome in this matter.

    Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $23.3 billion is the fifth largest thrift institution in the United States. Established in 1888, Astoria Federal is the largest thrift depository headquartered in New York with deposits of $12.6 billion and embraces its philosophy of putting people first by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, http://www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 39 individual states. Astoria Federal originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in twenty-three states, primarily the East Coast and the District of Columbia, and through correspondent relationships in forty-four states and the District of Columbia.

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    Forward Looking Statements
    This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

    Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

SOURCE  Astoria Financial Corporation
    -0-                             07/11/2005
    /CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, of Astoria Financial Corporation, +1-516-327-7877, ir@astoriafederal.com/
    /Company News On-Call:  http://www.prnewswire.com/comp/104529.html/
    /Web site:  http://www.astoriafederal.com /
    (AF)

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